STRATEGIC MARKETING AGREEMENT

THIS AGREEMENT made as of ______ June, 2009 by and between Clenergen Corporation Limited (UK) Bath House, 8 Chapel Place, London EC2A 3DQ, (the "Company"), and Villasam Company Limited . (the "Representative"), a Ghana corporation with a business address at Ghana International Trade Fair Centre, 20th Century Pavilion, Block W, La, Accra, Ghana., the Company and Representative sometimes referred to hereinafter individually as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Company is in the worldwide business of (i) producing renewable energy from cultivated feed stocks (trees) and agricultural waste resources (sugar cane tops and trash, rice husks, etc.), (ii) improving the environment through the conversion of these biomass sources into value-added resources, (iii) delivering low emissions, high efficiency energy conversion (iv) the development of working plantations of select agricultural products, (v) development of various other technologies that will be established to generate clean energy, and (vi) the sale of electricity (collectively, the “Business of the Company”); and

WHEREAS, the Company is currently developing various renewable energy projects that will work to create permanent jobs, reduce select area chronic rural area electricity shortfalls, generate energy from renewable non-food biomass sources and contribute to building a sustainable world; and

WHEREAS, the Representative states that it is involved in the activity of plantation management, real estate , construction and trading of agricultural products and is in a position to assist the Company with its business growth and development, specifically with certain of its contacts in Ghana for the development of a renewable energy project;

WHEREAS, the Company wishes to engage the Representative as an independent contractor, advisor and Representative to the Company regarding the development of a renewable energy project in Ghana and the Representative is willing to accept such engagement, on the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I: APPOINTMENT AND ACTIVITIES

1.1         The Company hereby appoints the Representatives as an exclusive strategic marketing representative for developing renewable energy projects as identified on the Company's websites and in the Company's published marketing and sales information as updated from time to time (the "Company’s Products and Services") and upon the terms and conditions hereinafter set forth, in Ghana and the Representative hereby accepts such appointment.

1.2

The Company acknowledges the Representative’s activities to date regarding the promotion and presentation of its company to certain power purchase entities, Government Agencies and land ownership/management activities in Ghana.

1.3

The Company and the Representative agree that the Representative has focused on and will continue to focus on the development of renewable energy projects in and within the country of Ghana, and will work to arrange proper meetings with key senior representatives of interested power purchase entities, Government Agencies and land ownership/management entities for the Company to make definitive presentations of its Products and Services.

1.4       The Company and the Representative agree that this Agreement will initially the Representative’s endeavour to secure acceptable offers of power purchase agreements and land use agreements from interested power purchase entities, and land ownership/management entities, either commercial or governmental within the country of Ghana.

Article 2: TERM AND TERMINATION

2.1    The term of this Agreement shall commence as of the even date of the execution of this Agreement and shall remain in force for an initial term of ____years and which may be extended by mutual agreement subject to the review of the Representative activities.

2.2    This Agreement may be terminated by the Company, at any time, effective upon written notice to the Representative, in the event that:

(a)     The Representative breaches any term or condition of this Agreement, and, if such breach is capable of being remedied, such breach is not remedied within thirty (30) days after receipt of notice of such breach, or
(b)     The Representative engages in any conduct or practice that, in the sole discretion of the Company, acting reasonably, discredits, dishonours or adversely reflects on the Company, or in any way is injurious to the goodwill, reputation or image of the Company, or

(c)    The Representative institutes or suffers any proceeding for a reorganization or a rearrangement of its affairs, becomes insolvent, is adjudged to be bankrupt, makes a general assignment for the benefit of creditors, takes the benefit of any legislation in force respecting insolvency, ceases to do business as a going concern, takes the benefit of any legislation in force for the winding up or liquidation of corporations or businesses, or if a trustee, receiver or receiver/manager is appointed for or in respect of the Representative.

2.3 This Agreement may be terminated by the Representative at any time, effective upon written notice to the Company, in the event that:

a)     The Company breaches any term or condition of this Agreement, and, if such breach is capable of being remedied, such breach is not remedied within thirty (30) days after receipt of notice of such breach, or

(b)    The Company institutes or suffers any proceeding for a reorganization or a rearrangement of its affairs, becomes insolvent, is adjudged to be bankrupt, makes a general assignment for the benefit of creditors, takes the benefit of any legislation in force respecting insolvency, ceases to do business as a going concern, takes the benefit of any legislation in force for the winding up or liquidation of corporations or businesses, or if a trustee, receiver or receiver/manager is appointed for, or in respect of the Company.

2.4   Upon termination of this Agreement, the Representative shall immediately cease representing or holding itself out as a representative of the Company. The Representative shall immediately return to the Company all materials, documents, software, etc. which the Company may have provided to the Representative and any copies thereof made by the Representative, together with any and all agreements or letters of interest from third parties intending to purchase the Company products or services and of which the Representative has not transmitted to the Company at the time of termination in respect of which the Representative has been paid hereunder prior to such date of termination.

The Parties shall not, by reason of the termination of this Agreement in accordance with its terms, be liable to each other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the other, or otherwise provided that if the Representative terminates this Agreement pursuant to Clause 2.3 and 2.4 it shall still be entitled to receive all amounts due to it hereunder up to the date of such termination.

Article 3: OBLIGATIONS OF THE REPRESENTATIVE

3.1    During the term of this Agreement the Representative shall:

(a)     Use all reasonable efforts to market and promote the Company Products and Services to power purchase entities and land ownership/management entities in Ghana and to make regular and sufficient contact with prospective agencies and departments of the Ghana government, and prospective power purchase entities and the appropriate government agencies and prospective power purchase entities of other global territories that may offer the Company opportunities as per this Agreement.

(b)     Ensure that all discussions, meetings and correspondence with third parties pertaining to the business, products and services of the Company are handled in a prompt, confidential, courteous and efficient manner, and that the Representative and its personnel demonstrate honesty, integrity and fair dealing with any third party and on behalf of the Company.

(c)     Market and promote the Company Products and Services only in accordance with the Company's terms, conditions, policies, practices and procedures relating to marketing and other material as shall have been specified by the Company to the Representative from time to time.

(d)     Maintain and comply with such marketing standards as are appropriate in relation to the high quality and reputation of the Company, and ensure that neither the Representative nor its personnel act in any manner that may discredit, dishonour or adversely reflect on the Company, or in any way injure the reputation or image of the Company.

Article 4: OBLIGATIONS OF THE COMPANY

4.1    During the term of this Agreement the Company shall:

a)

Ensure that all discussions, meetings and correspondence with third parties pertaining to the marketing activities and services of the Representative are handled in a prompt, courteous and efficient manner, and that the Company and its personnel demonstrate honesty, integrity and fair dealing with any third party presented by and on behalf of the Representative.

b)

Provide the Representative with such related and pertinent product and service information as the Company may reasonably select including but not limited to any marketing and advertising literature reasonably necessary to enable the Representative to perform its obligations under this Agreement.

c)	Provide the Representative with such sales and marketing assistance as the Company may reasonably select to assist the Representatives in performing its obligations under this Agreement.

d)

Review and respond to, in a timely fashion, proposals, draft contracts and the like for the purchase and sale of the Company Products and Services and relating to the establishment of strategic alliances and joint venture relationships.

Article 5: STATUS OF THE PARTIES

5.1     The status of the Parties shall be that of an independent contractor and neither Party shall have any authority to assume or create any obligation whatsoever, expressed or implied, in the name of the other, nor to bind the other in any manner whatsoever.

5.2     The Parties shall have no authority hereunder to enter into any contract of sale or employment on behalf of the other, or to endorse the other's cheques, or to make allowances or adjustments on accounts for the return of any merchandise, except pursuant to the written authorization of the other.

5.3     The Parties undertake and agree that they will not furnish to any third party any warranties, undertakings or guarantees of any nature whatsoever that may tend to impose responsibility or liability on the other Party. In the event that any Party allows or furnishes to any third party any warranties, undertakings or guarantees of any nature whatsoever that might tend to impose responsibility or liability on the other Party, then the Party so allowing or furnishing agrees to indemnify and save the other Party harmless from any claims, demands, damages, costs or losses whatsoever arising out of or in any way connected with such warranties, undertakings or guarantees.

Article 6: EXPENSES

6.1

Except as hereinafter provided or further agreed to in writing, all expenses incurred by either Party in connection with such Party’s performance of this Agreement and the Representative’s activities as a Strategic Marketing Representative for the Company, including but not limited to travel, automobile, salaries and supplies, shall be borne by the Party incurring such expenses, which Party shall be solely responsible for the payment thereof.

6.2

If the Company decides that there is the necessity for frequent visits by the Representative to Ghana that the Representative submits to the Company as a target country for the development of projects and that the

Company agrees to develop projects in, then the Company may, at its discretion, agree to reimburse the Representative for such travel expenses. Said travel expenses will be mutually agreed to by the Parties in writing and the Representative shall provide evidence of said expenses to the Company.

Article 7: ACCEPTANCE OF BUSINESS

7.1     Any and all business, proposals, plans, contracts and the like presented by the Representative to the Company as the result of its services under this Agreement, for the development of renewable energy projects in Ghana and or the establishment of other strategic alliances or joint ventures with other third parties shall not be binding on the Company until fully accepted by it.

7.2     The Company reserves the sole and exclusive right, in its absolute discretion, to accept or reject any business developed by the Representative, of which in the event of rejection, the Company will provide full written details as to the reason for such rejection, and which the acceptance of said business developed by the Representative shall not be unreasonably withheld, providing such business meets the minimum requirements as laid out in Schedules 1 and 2 hereto irrespective of the status of the project.

7.3     The Parties acknowledge that Company has the right, from time to time, to modify, revise and add to Schedule 2 as it reflects its experience in the marketplace and knowledge of the components required to develop viable projects and Company shall give notice to Representative regarding same.

Article 8: REMUNERATION

8.1     Any activity of the Representative that gives rise to an obligation on the Company to pay any remuneration including equity in any third party, local in country domestic company established to oversee and manage any renewable energy project in Ghana is referred to herein as a "Transaction." The Representative shall be entitled to remuneration as set forth in Article 8. To the extent that a specific contract, proposal or other Transaction is not included within any of the categories set forth in Article 8, any and all remuneration that may be due with respect to such contract, proposal or other Transaction will be negotiated and agreed to in good faith between the Parties on an individual basis, documented, signed by both Parties and attached hereto as an additional Schedule and made a part therein.

8.2     The Company shall not be obligated to pay remuneration to the Representative with respect to any Transaction with an entity, or with any divisions or operating units of an entity that is composed of multiple divisions or operating units, that (i) was previously a customer of the Company, (ii) had entered into any other business arrangement with the Company, or (iii) had directed communications to the Company regarding the development of renewable energy projects or other business arrangements within the preceding three (3) months. Remuneration shall be due only as to Transactions with any entity, division, or operating unit that occur within Forty Eight (48) months of the initial Transaction with respect to such entity, division or operating unit.

8.3     The Company and The Representative agree to the following remuneration and performance benchmarks:

a)	upon the execution of an offer of land contract, based on agreed deliverables, for a renewable energy project in Ghana as per Schedule 1.

b)	upon the execution of a Power Purchase Agreement contract offer from a power purchase utility or power trading entity responsible for the purchase of electricity in Ghana as per Schedule 1

The Company will grant the Representative a ___% fully paid up share equity in any third party, local, in country domestic company established to oversee and manage any renewable energy project in Ghana as may be agreed to by the Parties and developed by the efforts of the Representative as outlined in this Agreement

The fiscal value of the share equity is agreed as =___% of 2 x income of SPV.

The Company will grant the Representative the right to exchange its said ___% equity as identified above, into equity in the Company, if and when the Company becomes a publicly traded company through the Company issuance of an Initial Public Offering on the same terms that the Company’s stock is offered at and based on the value specified in Article 8.3 of the Representative’s equity in any third party, local, in country domestic company established to oversee and manage any renewable energy project in Ghana as may be agreed to by the Parties and developed by the efforts of the Representative as outlined in this Agreement. Said right to exchange will be governed by any and all applicable Securities and Exchange rules and regulations as set by the government of the exchange that the Company lists on.

The Company will grant the Representative the right to transfer its said ___% equity, as identified above, to a third party whose identity must be declared by the Representative to the Company in writing and be mutually agreed to.

8.4     The Representative acknowledges and agrees that notwithstanding anything to the contrary contained herein (including point 7.2) : (i) the Company shall have the right for any reason, in its sole discretion, to reject any offer to develop a project obtained by the Company through the Representative and which the Company in its sole discretion deems undesirable, financially imprudent or otherwise unsuitable; (ii) the Company shall at all times have the sole and absolute discretion to set the pricing of its products; (iii) the Company shall at all times have the sole and absolute discretion to cancel, suspend or modify its involvement in any project, subject only to the terms and conditions of its terms of service in effect at the time of said cancellation, suspension or modification.

8.5     The Company shall at all times have the absolute right, in its sole discretion, to establish all prices, charges, terms and conditions governing the sale of the Company’s Products and Service. Except as otherwise provided herein, the Company shall at all times have the exclusive authority over all content, billing, service, and support relating to the Company’s Products and Service. The Representative shall not make any representations or warranties whatsoever (written or oral) to any party with respect to the Company Service beyond those already expressly stated in the Company’s provided sales materials and or the Company’s operated web sites.

Article 9: AMENDMENTS TO PRODUCT AND SERVICE OFFERINGS

9.1     The Company reserves the right from time to time, in its absolute discretion, without thereby incurring any liability to the Representative with respect to any activities of the Parties under this Agreement, or otherwise, to alter the design or the construction of any of the Company’s products and services.

Article 10: TRADEMARKS AND CONFIDENTIALITY

10.1    Neither Party shall use any trademark or logo (the "Trademarks") used or owned by the other Party (the “Mark Owner”) without the prior written authorization of the Mark Owner. The Parties acknowledge that the goodwill associated with such Trademarks are property rights belonging to the Mark Owner, and that the Mark Owner is the owner of any such Trademarks and/or has the right to use them. The Parties acknowledge and agree that nothing contained in this Agreement is intended as an assignment or grant to the other Party of any right, title or interest in or to the Trademarks, and that this Agreement does not confer any right to either Party to grant sublicenses in the Trademarks or to assign the Trademarks to third parties. The Parties acknowledge and agree that they will not do anything that is inconsistent with the other Party's rights in relation to the Trademarks, and that all rights, if any, that may be acquired by either Party through its use of the Trademarks shall inure to the benefit of the owning Party and shall be on behalf of the owning Party. No Mark Owner shall be liable to the other Party because of any claim that such

Mark Owner’s Trademarks are invalid or infringe on the intellectual property rights of any third party.

10.2    Each of the Parties acknowledges and agrees that, in order to maximize the potential for success of their strategic marketing relationship, the exchange of confidential and proprietary information with respect to each other's business has been and shall remain essential. Each Participant shall at all times during the term of this Agreement and thereafter, except as otherwise expressly provided in this Agreement, use its best efforts and take all appropriate steps to safeguard the secrecy and confidentiality of the other Party's marketing plans, customer information, specialized information, data bases, financial information, technology, software, know-how and other such confidential information (the "Information"). Each Party agrees as follows

Only those employees or advisors of the Party who need to know the Information in order to carry out the purposes of this Agreement shall have access to the Information, and such access shall be limited only to so much of the Information as is necessary for the particular employee to perform his function.No Party shall disclose, or allow any of its employees advisors or affiliates to disclose, any of the Information of the other Party to any third party without the approval of the other Party, it being understood that such approval shall not be given unless and until the third party shall have agreed to execute an agreement of confidentiality, in a form reasonably satisfactory to the other Party, obligating the third party not to reveal the Information except on the terms provided therein.

A Party shall not and, shall not allow its affiliates to, make use of any of the Information of the other Party except in furtherance of the purposes of this Agreement or except pursuant to a written agreement with such other Party or its affiliates. This Section shall not apply to any Information that: (i) is or becomes generally available to the public under circumstances that do not involve a breach of the terms of Sections (a), (b), or (c); or (ii) is generally disclosed to third parties by without restrictions on such third parties. Each Party is aware that the other Party will be severely damaged by any breach or violation of the provisions of Section 10.2 hereof, and that such damages cannot be adequately compensated by money damages. Accordingly, each Party shall independently be entitled to equitable relief, including temporary and permanent injunctions, against any actual or threatened breach of the covenants set forth in this Section 10.2 by any other Party, its assignees or Affiliates, without the need to post any bond or other security and without having to demonstrate special or unique damages, in addition to all other rights and remedies which may be available to it in law or at equity.

The Parties agree that if this Agreement is terminated for any reason, the Participants shall continue to be fully bound by the provisions of Section 10.2 hereof.

Article 11: INDEMNIFICATION

11.1    Each Party, at all times, shall indemnify, hold harmless, and defend the other Party from and against any and all claims, liabilities, losses, damages (direct or indirect), costs and expenses (including reasonable lawyers' fees and costs of litigation) which such other Party may incur or suffer from time to time as a result of, or arising out of, negligent acts, omissions or misrepresentations of the indemnifying Party, its agents, employees, officers, directors and affiliates, including, but not limited to, any commitment by the indemnifying Party, its agents, employees, officers, directors and affiliates, that exceeds the scope of this Agreement or the indemnifying Party's authority as specified in this Agreement, and for which the indemnifying Party received no prior approval from the other party.

Article 12: GENERAL PROVISIONS

12.1    Force Majeure: In the event of an inability or failure by the Company to complete a Transaction by reason of any fire, explosion, war, riot, strike, walk out, labour controversy, flood, shortage of water, power, labour, transportation facilities or necessary materials or supplies, default or failure of carrier, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction (whether or not of the same character as the foregoing), then (without prejudice to the Representative’s right to receive all sums due hereunder prior to the occurrence of such Force Majeure event) the Company shall not be liable to the Representatives for any remuneration in respect of such Transaction during the period and to the extent of such inability or failure.

12.2    Governing Law: Ths agreement shall be governed by English law and in the event that any dispute or difference arising under or resulting from this Agreement cannot be settled amicably by the parties themselves, the dispute or difference shall be referred to a single arbitrator based in London to be appointed by the Parties and his decision shall be accepted as binding on the Parties. If the Parties fail to agree on the arbitrator within thirty (30) days of a request to make such an appointment, the dispute or difference shall be finally settled by arbitration conducted in the London Court of Arbitration

12.3    Entire Agreement: This Agreement together with the Schedules hereto shall constitute the entire Agreement between the Company and the Representative with respect to the subject matter hereof and it is agreed that its execution has not been induced by, nor does the Company or the Representative rely upon or regard as material, any representations or writing whatsoever not incorporated herein and made a part hereof and this Agreement shall not be amended, altered or qualified except by memorandum in writing signed by the

Company and the Representative and any amendment, alteration or qualification hereof shall be null and void and shall not be binding upon any party who has not given its consent as aforesaid.

12.4    Notices: Any notice, request, demand or other communication by the terms hereof required or permitted to be given by one party to another shall be given in writing by telecopy or by overnight courier service, addressed to such other party as follows:

to the Company:

Clenergen Corporation Limited (UK)
8.Chapel.Place,
London EC2A 3DQ, UK

if to Representative:

Villasam Company Limited.
Ghana International Trade Fair Centre,
20th Century Pavilion, Block W, La,
Accra, Ghana

or at such other address as may be given by any one of the parties. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be given upon the date of receipt as shown by a delivery signature in the records of the overnight courier service or by telecopy/fax confirmation.

12.5    Non-Waiver: No waiver by any Party of any breach by any other Party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

12.6    Number and Gender: All terms and words used in this Agreement regardless of the number and gender in which they are used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine or feminine or neuter as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words have been fully and properly written in the appropriate number and gender.

12.7    Survival: All covenants, representations, and warranties under this Agreement shall survive the expiration or termination of this Agreement until all obligations of the Parties hereunder are fulfilled. Without limiting the foregoing, termination or expiration of this Agreement shall not terminate the right of the Parties to remuneration hereunder.

IN WITNESS whereof the parties have duly executed this Agreement as of the date first written above.

CLENERGEN CORPORATION

By: ___________________________________________	Witness:
Name: __________________________________________
Title: __________________________________________

VILLASAM COMPANY LIMITED

By: ___________________________________________	Witness:

Name: __________________________________________

Title: __________________________________________

SCHEDULE 1

CRITERIA FOR ACCEPTANCES OF RENEWABLE ENERGY (BIOMASS) PROJECTS

The following benchmarks were agreed as being the baseline criteria for evaluation of renewable energy projects within the approved territories.

1.      Woodchip availability. 60,000 tonnes per year per MW capacity of a project must be available locally to supply power, prior to the supply of cultivated feedstock, estimated at 2 years from the date of Majestica planting, or any other mechanism for the supply of acceptable biomass that keeps the IRR of the project above 20%.

2.      Local demand for electricity. A minimum demand for 18 MW per hour (supplied to the national grid and/or designated end user).

3.      Access to sub stations. An installation of a 110Kv sub station is required in order to generate electricity for local consumption. The plantation must be within 15 kms of the substation.

4.      Availability of Agro-Forestry land. A footprint of no less than 1600 acres is required to support a 9 MW per hour power plant, with access to water or sufficient regular rainfall.

5.      A minimum requirement 4.5 litres per tree per day at 1000 plants per acre . Land used for plantation must have a minimum 49-year lease.

6.      Evaluation of the possibility to expand the plantation to a minimum of 25-50,000 acres on land currently not used for agriculture/agro forestry and does not need clearing of existing trees/scrubs.

7.      Climatic Conditions. Provide evidence that temperatures will not drop below 5 degrees C during any month of the year,

8.      Transportation/Logistic. Location of Power Plant should be within 15 kms of the substation. 2 acres of land is needed for the power plant.

9.      Evaluate the possibility of rail transportation from the plantation to the port (where host country has a seaboard) with suitable unloading/loading onto 40,000 tonne container ships.

10.    Pricing of electricity of no less than US 14 cents is required in order to establish the renewable energy project as commercially and economically viable.

11.    The Government and / or the PPA entity must have a minimum BBB credit rating.

12.    The project must reach an IRR of no less than 20% per annum. Company will supply a “plug and play” spreadsheet to allow the Representative to manipulate factors under the Representatives control.

13.    The project must have a capability to negotiate a minimum 10-year income tax break and a waiver on all duties associated to the importation of capital equipment and biomass supply if not readably available in country, or a mechanism that will replace the requirement of Income Tax breaks and duty waivers that keeps the IRR of the project above 20%.